Exhibit 10.35
Autobytel Inc. Human Resources Department 18872 MacArthur Blvd, Suite 200 Irvine, CA 92612-1400 Voice: (949) 225-4572
Effective July 16, 2016

TO:
Ralph Smith
FROM:
Glenn Fuller – EVP, Chief Legal and Administrative Officer and Secretary

RE:
Promotion

It is a pleasure to inform you of your promotion. Following is a summary of your promotion.

NewPosition:
SVP, Digital Marketing

New Semi-monthlyRate:
$9,166.67 ($220,000 Approximate Annually)

Effective Date:
July 16, 2016

Annual Incentive Compensation:
You shall be eligible to participate in annual incentive compensation plans, if any, that may be adopted by the Company from time to time and that are afforded generally to persons employed by the Company at your employment level and position, geographic location and applicable department or operations within the Company (subject to the terms and conditions of any such annual incentive compensation plans). Should such an annual incentive compensation plan be adopted for any annual period, your target annual incentive compensation opportunity will be as established by the Company for each annual period, which may be up to 50% of your annualized rate (i.e., 24 X Semi-monthly Rate) based on achievement of objectives specified by the Company each annual incentive compensation period (which may include Company-wide performance objectives; divisional, department or operations performance objectives and/or individual performance objectives, allocated between and among such performance objectives as the Company may determine) and subject to adjustment by the Company based on the Company’s evaluation and review of your overall individual job performance in the sole discretion of the Company. Specific annual incentive compensation plan details, target incentive compensation opportunity and objectives for each annual compensation plan period will be established each year. Awards under annual incentive plans may be prorated by the Company in its discretion for a variety of factors, including time employed by the Company during the year, adjustments in base compensation or target award percentage changes during the year, and unpaid time off. You understand that the Company’s annual incentive compensation plans, their structure and components, specific target incentive compensation opportunities and objectives, the achievement of objectives and the determination of actual awards and payouts, if any, thereunder are subject to the sole discretion of the Company. Awards, if any, under any annual incentive compensation plan shall only be earned by you, an payable to you, if you remain actively employed by the Company through the date on which award payouts are made by the Company under the applicable annual incentive compensation plan. You will not earn any such award if your employment ends for any reason prior to that date.

Your promotion is conditioned upon your acceptance of the foregoing modifications to the terms and conditions of your employment with Autobytel Inc. If you accept these modifications to the terms of your employment, please acknowledge your acceptance in the space provided below.

Please feel free to call if you have any questions.

Autobytel Inc.

By:/s/Glenn E. Fuller______________________________
Glenn Fuller
EVP, Chief Legal and Administrative Officer and Secretary

Accepted and Agreed:

/s/Ralph Smith_______
Ralph Smith